NEWS RELEASE

FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS FIRST QUARTER FISCAL 2007 DILUTED EARNINGS PER SHARE OF $0.37 ON POSITIVE SALES MOMENTUM

MARYVILLE, TN – October 11, 2006 – Ruby Tuesday, Inc. today reported diluted earnings per share of $0.37 on net income of $21.6 million for the Company’s first quarter of fiscal 2007, which ended on September 5, 2006. This represents an 8.8% increase as compared to diluted earnings per share of $0.34 on net income of $21.6 million for the first quarter of the prior year. During Fiscal 2007’s first quarter, the Company adopted Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123R”) on a modified prospective basis, which reduced diluted earnings per share by $0.02 in the quarter. Excluding the effect of adopting SFAS 123R, diluted net earnings per share were $0.39 and increased 14.7% over the prior year.

Same-restaurant sales for the first quarter decreased 0.5% and increased 1.4% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively. For the Company’s five-week September period ended October 10, 2006, period-to-date same-restaurant sales were down approximately 0.5% and up approximately 4.4% at Company-owned and domestic franchise restaurants, respectively.

Ruby Tuesday, Inc.

News Release

October 11, 2006

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First quarter fiscal 2007 period and the five weeks ended October 10, same-restaurant sales :

June –	July –	August –	September –
Five weeks	Four weeks	Four weeks	Five weeks
ended	ended	ended	First	ended
July 11	August 8	September 5	Quarter	October 10
Company-owned:
Same-restaurant sales	-2.6%	-1.5%	3.2%	-0.5%	-0.5%

Domestic Franchise:

Same-restaurant sales	-1.3%	1.3%	5.2%	1.4%	4.4%

Due to the 53rd week in the Company’s prior fiscal year, the first calendar week of September falls in the August fiscal period this year and was in the September period last year. So the sales benefit from overlapping hurricane Katrina also falls in the August fiscal period in the current year and is the primary cause of the difference between calendar and fiscal periods. To clarify this, and also to allow for easier comparison to our peers, we are presenting our same-restaurant sales on a calendar month in addition to our fiscal same-restaurant sales:

Calendar 2007 monthly same-restaurant sales:

June 1-	July 1-	August 1-	September 1-
June 30	July 31	August 31	September 30

Company-owned:

Same-restaurant sales	-3.0%	-1.8%	1.7%	2.9%

Domestic Franchise:

Same-restaurant sales	-1.6%	0.2%	4.0%	6.5%

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News Release

October 11, 2006

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Other highlights for the 13-week first quarter include:

•	Total revenue increased 9.9% over the same period of the prior year.
•

The Company opened seventeen new Ruby Tuesday restaurants during the quarter and acquired seventeen restaurants from its Orlando, Florida franchisee. Two restaurants were closed during the quarter, while three were sold or leased to an existing franchisee.

•	Franchisees opened ten new Ruby Tuesday restaurants during the quarter, while one was closed.
•

Sales at franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $100,067,000 and $95,903,000 for the first quarter of fiscal 2007 and 2006, respectively. Fiscal 2007 sales at franchise restaurants were reduced due to the acquisition of the Orlando, Florida franchisee.

•	Capital expenditures were $40.6 million for the quarter.
•	The Company had 58.2 million shares of common stock outstanding at the end of the quarter.

Sandy Beall, Chairman and CEO commented, “With the tough consumer environment, we are pleased with our positive sales momentum throughout the quarter and into September. We believe our calendar monthly same-restaurant sales highlight the benefits from our fiscal 2006 and 2007 initiatives including uncompromising freshness and quality and gracious hospitality. Our July menu, including our new Triple Prime burger and our premium Jumbo Lump Crab Cake, has been well received. Our focus on freshness and quality programs continues with the rollout of our October 16th menu during the second quarter. Our gracious hospitality initiatives - including beverage managers, training managers, and off premise - continue to roll

Ruby Tuesday, Inc.

News Release

October 11, 2006

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with emphasis on quality, passion, and pride in all that we do. The team member investments we make not only improve service, but continue to result in an all-time low management turnover of below 20%, including management trainees. Our subtle changes in the brand, including new upgraded serving plates, silverware, and uniforms will help us continue to position ourselves as a high quality casual dining concept focused on simple, fresh American dining. We are very excited about the plans we have going forward.”

Fiscal 2007 Guidance

The Company is targeting diluted earnings per share of $0.27 to $0.29 for second quarter fiscal 2007 based on same-restaurant sales of flat to up two percent at Company-owned restaurants, continued investments in food and labor, and approximately $0.02 to $0.03 per diluted share impact from stock-based compensation expense. The Company targets diluted earnings per share of $1.70 to $1.75 for fiscal 2007 based on the following:

•	1.0-2.0% same-restaurant sales growth at Company-owned restaurants;
•	45 to 50 Company-owned openings for the year;
•	30 to 35 franchise openings for the year;
•	$145-$155 million in capital expenditures for the year;
•	Continued future investments in the areas of food and labor;
•	Stock-based compensation expense of $0.10 to $0.11 per diluted share.

Ruby Tuesday, Inc.

News Release

October 11, 2006

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Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 42 states, the District of Columbia, Puerto Rico, and 13 foreign countries. As of September 5, 2006, the Company owned and operated 658 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 196 and 50 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).

For more information, contact: Shannon Hepp	Phone: 865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time. The call will be available live at the following websites:

http://www.rubytuesday.com

http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements,” which represent the Company’s expectations or beliefs concerning future events, including one or more of the following: future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, payment of dividends, stock repurchase, and restaurant and franchise acquisitions. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.

Ruby Tuesday, Inc.

News Release

October 11, 2006

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RUBY TUESDAY, INC.

Financial Results For the First Quarter of Fiscal Year 2007
(Amounts in thousands except per share amounts)

	13 Weeks		13 Weeks
	Ended		Ended
	September 5,	Percent	August 30,	Percent	Percent
	2006	of Revenue	2005	of Revenue	Change
Revenue:
Restaurant sales and operating revenue	$ 334,811	98.9	$ 304,343	98.7
Franchise revenue	3,848	1.1	3,880	1.3
Total revenue	338,659	100.0	308,223	100.0	9.9
Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	89,670	26.8	81,643	26.8
Payroll and related costs	103,543	30.9	95,729	31.5
Other restaurant operating costs	61,232	18.3	53,225	17.5
Depreciation and amortization	18,382	5.5	17,174	5.6
(as a percent of Total revenue)
Selling, general and administrative, net	29,427	8.7	25,959	8.4
Equity in (earnings) of unconsolidated franchises	(68)	0.0	(64)	0.0
Total operating costs and expenses	302,186		273,666
Earnings before Interest and Taxes	36,473	10.8	34,557	11.2	5.5
Interest expense, net	4,294	1.3	1,913	0.6
Pre-tax Profit	32,179	9.5	32,644	10.6
Provision for income taxes	10,629	3.1	11,001	3.6
Net Income	$ 21,550	6.4	$ 21,643	7.0	(0.4)

Earnings Per Share:
Basic	$ 0.37		$ 0.34		8.8
Diluted	$ 0.37		$ 0.34		8.8
Shares:
Basic	58,141		63,529
Diluted	58,521		64,290

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October 11, 2006

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RUBY TUESDAY, INC.

Financial Results for the First Quarter

Of Fiscal Year 2007

(Amounts in thousands)

	September 5,	June 6,
CONDENSED BALANCE SHEETS	2006	2006
Assets
Cash and Short-Term Investments	$16,486	$22,365
Accounts and Notes Receivable	11,563	12,020
Inventories	18,639	17,428
Income Tax Receivable	-	374
Deferred Income Taxes	972	2,343
Assets Held for Disposal	8,138	12,833
Prepaid Rent and Other Expenses	14,666	10,977

Total Current Assets	70,464	78,340

Property and Equipment, Net	1,020,372	984,127
Goodwill, Net	17,011	17,017
Notes Receivable, Net	19,292	21,009
Other Assets	71,006	71,075

Total Assets	$1,198,145	$1,171,568

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$2,171	$1,461
Other Current Liabilities	107,360	106,537
Income Tax Payable	8,218	-
Long-Term Debt, including Capital Leases	383,536	375,639
Deferred Income Taxes	47,270	49,727
Deferred Escalating Minimum Rents	38,242	37,535
Other Deferred Liabilities	74,407	73,511

Total Liabilities	661,204	644,410

Shareholders' Equity	536,941	527,158

Total Liabilities and
Shareholders' Equity	$1,198,145	$1,171,568